                                                                     EXHIBIT (1)

                          OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING
                               PREFERRED STOCK)

                                      OF

                     NELLCOR PURITAN BENNETT INCORPORATED

                                      AT

                             $28.50 NET PER SHARE

                                      BY

                             NPB ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                               MALLINCKRODT INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON MONDAY, AUGUST 25, 1997, UNLESS THE OFFER IS EXTENDED.


THE  OFFER  IS  CONDITIONED UPON,  AMONG  OTHER  THINGS, THERE  BEING  VALIDLY
 TENDERED AND NOT WITHDRAWN PRIOR TO THE  EXPIRATION OF THE OFFER A NUMBER OF
  SHARES OF COMMON  STOCK, PAR VALUE $.001  (INCLUDING THE ASSOCIATED RIGHTS
   TO   PURCHASE   SERIES   A   JUNIOR   PARTICIPATING   PREFERRED   STOCK)
   (COLLECTIVELY,  THE "SHARES"), OF  NELLCOR PURITAN BENNETT  INCORPORATED
    (THE "COMPANY")  REPRESENTING AT LEAST  A MAJORITY OF  THE OUTSTANDING
     SHARES  ON A  FULLY  DILUTED BASIS.  THE  OFFER IS  ALSO  SUBJECT TO
      CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13.

 THE BOARD OF  DIRECTORS OF THE  COMPANY HAS UNANIMOUSLY  DETERMINED THAT  THE
  OFFER AND THE MERGER ARE FAIR TO AND  IN THE BEST INTERESTS OF THE  COMPANY
   AND ITS  STOCKHOLDERS AND  HAS  UNANIMOUSLY APPROVED  THE OFFER  AND  THE
    MERGER  AGREEMENT  AND  UNANIMOUSLY   RECOMMENDS  THAT  THE   COMPANY'S
     STOCKHOLDERS ACCEPT THE  OFFER AND  TENDER THEIR  SHARES PURSUANT  TO
      THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of Common Stock, par value $.001, of the Company (the "Common Stock"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights" and together with the Common Stock, the "Shares"), should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary, (2) follow the procedure for book-entry tender of Shares set forth in Section 3, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

  The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) or to the Dealer Managers (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                ---------------

                    The Dealer Managers for the Offer are:
                             GOLDMAN, SACHS & CO.
             The date of this Offer to Purchase is July 29, 1997.

                               TABLE OF CONTENTS

   SECTION                                                                 PAGE
   -------                                                                 ----
           Introduction..................................................    1
      1.   Terms of the Offer............................................    2
      2.   Acceptance for Payment and Payment for Shares.................    4
      3.   Procedure for Tendering Shares................................    4
      4.   Rights of Withdrawal..........................................    8
      5.   Certain Federal Income Tax Consequences of the Offer..........    9
      6.   Price Range of Shares; Dividends..............................    9
      7.   Effect of the Offer on Market for the Shares, Stock Exchange
            Listing, and Exchange Act Registration.......................   10
      8.   Certain Information Concerning the Company....................   11
      9.   Certain Information Concerning the Purchaser and Merger Sub...   13
     10.   Background of the Offer; Contacts with the Company............   15
     11.   Purpose of the Offer; Plans for the Company; the Merger.......   18
     12.   Source and Amount of Funds....................................   26
     13.   Certain Conditions of the Offer...............................   27
     14.   Dividends and Distributions...................................   29
     15.   Certain Legal Matters.........................................   30
     16.   Fees and Expenses.............................................   32
     17.   Miscellaneous.................................................   32
   Schedule A Information Concerning the Directors and Executive Officers
             of Purchaser and the Merger Sub. ............................ A-1

TO THE HOLDERS OF SHARES OF
NELLCOR PURITAN BENNETT INCORPORATED:

                                 INTRODUCTION

  NPB Acquisition Corp., a Delaware corporation (the "Merger Sub") and wholly owned subsidiary of Mallinckrodt Inc., a New York corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.001 (the "Common Stock"), of Nellcor Puritan Bennett Incorporated, a Delaware corporation (the "Company"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of September 1, 1992, as amended and restated as of March 8, 1996, as further amended as of July 23, 1997 (the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent (the Common Stock and the Rights together are referred to herein as the "Shares"), at $28.50 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively, together with any amendments or supplements hereto or thereto, constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Merger Sub pursuant to the Offer. The Merger Sub will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent"). UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO SHARES HEREIN SHALL INCLUDE THE ASSOCIATED RIGHTS, AND ALL REFERENCES TO THE RIGHTS SHALL INCLUDE ALL BENEFITS THAT MAY INURE TO THE HOLDERS OF THE RIGHTS PURSUANT TO THE RIGHTS AGREEMENT.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 23, 1997, among the Company, Purchaser and the Merger Sub, pursuant to which, after the completion of the Offer, the Merger Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares owned by Purchaser, the Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares that are held by stockholders exercising appraisal rights ("Dissenting Stockholders") pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $28.50 or such greater amount which may be paid pursuant to the Offer. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Purchaser.

  According to the Company, as of July 25, 1997 there were 63,687,307 Shares outstanding and there were 7,143,162 Shares subject to issuance pursuant to the Company's stock option and incentive plans and 250,000 Shares reserved for issuance under the 1995 Employee Stock Participation Plan.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  On the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and together with, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Merger Sub will accept for payment, and pay for, any and all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on August 25, 1997, unless and until the Merger Sub shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Merger Sub, shall expire.

  Rights are presently evidenced by the certificates for the Common Stock and the tender by a stockholder of his shares of Common Stock will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Merger Sub for the Rights. Pursuant to the Merger Agreement, the Board of Directors of the Company, at its meeting on July 23, 1997, amended the Rights Agreement to provide that (x) the execution of the Merger Agreement or the announcement, commencement or consummation of the transactions contemplated thereby will not cause (i) the Merger Sub and/or Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribution Date, a Shares Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur and (y) all outstanding Rights will expire (whether or not tendered and purchased pursuant to the Offer) upon and as of the acceptance (so long as Purchaser or a wholly owned subsidiary thereof thereafter purchases Shares pursuant to the Offer) for payment pursuant to the Offer of a number of Shares sufficient to satisfy the Minimum Condition (as defined in Section 13), and neither the Company, the Merger Sub nor Purchaser nor any of their respective affiliates shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights following consummation of the Offer (such amendment, the "Rights Amendment").

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable regulations of the SEC, the Merger Sub also expressly reserves the right, in its sole discretion (subject to the Merger Agreement), at any time or from time to time, (i) to delay acceptance for payment of, or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 13, and (ii) to waive any condition (other than the Minimum Condition) and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof, provided that, unless previously approved by the Company in writing, no provision may be set forth or changed which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares to be purchased in the Offer, or imposes conditions to the Offer in addition to those set forth herein that are materially adverse to holders of the Shares. If the Merger Sub accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law, provided that the Merger Sub reserves the right, in its sole discretion, to extend the Offer from time to time notwithstanding the prior satisfaction of the Offer Conditions to a date not beyond the fifth business day following the satisfaction of all of the Offer Conditions if more than 90% of the outstanding Shares (on a fully diluted basis) have not been duly tendered (exclusive of Shares tendered by guaranteed delivery) and not withdrawn. The Merger Sub confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

  Pursuant to the Merger Agreement, (i) in the event that the Merger Sub would otherwise be entitled to terminate the Offer at any scheduled expiration thereof due to the failure of one or more of the conditions set forth in paragraphs (a), (c), (d) or (f) of Section 13 to be satisfied or waived, the Merger Sub will give the Company notice thereof and, at the request of the Company, extend the Offer until the earlier of (A) such time as such condition is or conditions are satisfied or waived and (B) the date chosen by the Company which shall not be later than (x) September 15, 1997 or (y) the earliest date on which the Company reasonably believes such condition or conditions will be satisfied; provided that, if such condition is not or conditions are not satisfied by any date chosen by the Company in accordance with this clause (i), the Company may request further extensions of the Offer not beyond September 15, 1997; and (ii) the Merger Sub will, at the request of the Company made in writing at least one business day prior to August 25, 1997 (which request may be made by the Company only on one occasion), extend the Offer for up to five business days from August 25, 1997.

  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Merger Sub may choose to make any public announcement, the Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

  The Merger Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Merger Sub will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

  If, prior to the Expiration Date, the Merger Sub, if previously approved by the Company in writing, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

  The Offer is being mailed to holders of Shares from a list provided to the Merger Sub by the Company.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  On the terms and subject to the terms and conditions set forth in the Offer (including the Offer Conditions and together with, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Merger Sub will accept for payment, and will pay for, Shares validly tendered and not withdrawn as soon as it is permitted to do so under applicable law after the later of (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to purchase of Shares pursuant to the Offer, and any similar waiting periods under any foreign statutes or regulations that are applicable to the Offer and the Merger, and any filings or consents, registrations, approvals, permits or authorizations as may be required under the laws of Germany, Ireland, Canada, Belgium, Hungary and Mexico (collectively, the "Regulatory Approvals") applicable to the Offer or the Merger have been have been obtained on terms satisfactory to the Purchaser in its reasonable judgment and (ii) the Expiration Date, if at the time of the later of the occurrence of (i) and (ii) above, the Minimum Condition has been satisfied or waived, provided that the Merger Sub reserves the right, in its sole discretion, to extend the Offer from time to time notwithstanding the prior satisfaction of the Offer Conditions to a date not beyond the fifth business day following the satisfaction of all of the Offer Conditions if more than 90% of the outstanding Shares (on a fully diluted basis) have not been duly tendered (exclusive of Shares tendered by guaranteed delivery) and not withdrawn. See Sections 13 and 15. In addition, subject to applicable rules of the SEC, the Merger Sub expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 13. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, "Depository Institutions")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, the Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Merger Sub and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Depository Institution pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with such Depository Institution), as soon as practicable following expiration or termination of the Offer.

  The Merger Sub reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase,
(b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined herein) to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Merger Sub may enforce such agreement against the participant.

  Pursuant to the Rights Agreement, until the close of business on the Distribution Date, the Rights will be transferred with and only with the certificates for Shares and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Shares represented by such certificate. Pursuant to the Rights Amendment, no Distribution Date will occur by reason of the commencement or the consummation of the Offer or any of the transactions contemplated by the Merger Agreement.

  If separate certificates representing the Rights are issued to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation (as defined herein) received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering stockholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Merger Sub may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, the Merger Sub will be entitled to accept for payment shares of Common Stock tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Merger Sub to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Merger Sub.

  Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Depository Institutions (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry

Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make a book-entry transfer of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary by the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of certificates for Rights (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares or Rights) of Shares (or Rights, if applicable) and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (b) if such Shares and Rights are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

    (i)such tender is made by or through an Eligible Institution;

    (ii)a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Merger Sub, is received by the Depositary (as provided below) prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary (a) in the case of Shares, within three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, within a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three trading days after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights, unless the Merger Sub elects to make payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE MERGER SUB, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Merger Sub on the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Merger Sub as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Merger Sub and with respect to any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares, including the associated Rights. Such appointment is effective when, and only to the extent that, the Merger Sub deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Merger Sub's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. The Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Merger Sub's payment for such Shares, the Merger Sub must be able to exercise full voting rights with respect to such Shares.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Merger Sub in its sole discretion, which determination will be final and binding. The Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Merger Sub's counsel, be unlawful. The Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Merger Sub, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Merger Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL.

  Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Merger Sub pursuant to the Offer, may also be withdrawn at any time after September 29, 1997.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Merger Sub, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Merger Sub, the Dealer Managers, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  If the Merger Sub extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of the Merger Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

  Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and generally will be long-term capital gain or loss for stock held for more than one year.

  THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "NELL." The Company does not pay cash dividends on the Shares. The following table sets forth, based upon public sources, for the calendar quarters indicated, the high and low quoted bid prices for the Shares on the Nasdaq National Market:

                                                                  BID QUOTES
                                                                    SHARES
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
      CALENDAR YEAR
      1995:
        First Quarter.......................................... $19.625 $16.125
        Second Quarter.........................................  23.625  18.250
        Third Quarter..........................................  27.875  22.344
        Fourth Quarter.........................................  31.000  23.875
      1996:
        First Quarter..........................................  36.375  27.750
        Second Quarter.........................................  34.750  23.875
        Third Quarter..........................................  27.500  21.250
        Fourth Quarter.........................................  23.375  18.125
      1997:
        First Quarter..........................................  24.750  15.875
        Second Quarter.........................................  21.500  14.625
        Third Quarter (through July 25, 1997)..................  28.094  18.000

  The Rights trade together with the Common Stock. On July 23, 1997, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the quoted closing bid price on the Nasdaq National Market was $20.936 per Share. On July 28, 1997, the last full trading day prior to commencement of the Offer, the quoted closing bid price on the Nasdaq National Market was $28.078 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES, STOCK EXCHANGELISTING, AND EXCHANGE ACT REGISTRATION.

  Market for Shares. The purchase of Shares by the Merger Sub pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. The Shares are quoted on the Nasdaq National Market. According to published guidelines of the Nasdaq National Market, the Shares would no longer be quoted on the Nasdaq National Market if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 200,000, the aggregate market value of publicly held Shares were less than $1,000,000 or there were fewer than 400 holders of the Shares or 300 holders in round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in published guidelines of the Nasdaq National Market, the number of publicly held Shares was less than 100,000, or there were fewer than 300 holders in total. According to information furnished to Purchaser by the Company, as of the close of business on July 25, 1997, there were 2,521 holders of record of shares of Common Stock not including beneficial holders of Common Stock held in street name, and there were 63,687,307 Shares outstanding. If the Common Stock were to cease to be included in the Nasdaq National Market, the associated Rights would be delisted as well.

  If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could therefor be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the shares of Common Stock and associated Rights and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of Common Stock and associated Rights remaining at such time, the interest in maintaining a market in the shares of Common Stock and associated Rights on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Margin Regulations. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

  Exchange Act Registration. The shares of Common Stock and associated Rights are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding shares of Common Stock and associated Rights are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Common Stock and associated Rights. Termination of registration of the shares of Common Stock and associated Rights under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Common Stock and Rights. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for quotation on the Nasdaq National Market or for continued inclusion on the Federal Reserve Board's list of "margin securities." The Merger Sub intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock and associated Rights as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company is a Delaware corporation with its principal executive offices located at 4280 Hacienda Drive, Pleasanton, California 94588; telephone number
(510) 463-4000. The Company has described its business in publicly available information in the manner set forth below.

  The Company, until the acquisition of Puritan-Bennett Corporation ("Puritan-Bennett") in August 1995, operated under the name Nellcor Incorporated. The Company designs, manufactures and markets a comprehensive line of products for the monitoring, diagnosis and treatment of respiratory-impaired patients across the spectrum of acute, alternate and home care. The Company's product lines include pulse oximetry monitors and sensors, critical care and portable ventilators, home oxygen therapy products such as liquid oxygen systems and oxygen concentrators, sleep apnea diagnostic and therapy products and medical gas products and distribution systems. The Company's products are sold worldwide, principally through a direct sales force, assisted by clinical consultants and specialists, corporation account managers and independent distributors.

  Set forth below is certain summary consolidated financial information for each of the Company's three fiscal years in the period ended July 7, 1996 and for the nine months ended April 6, 1997 and

March 31, 1996. The Company acquired Aequitron Medical, Inc. ("Aequitron") on December 5, 1996, in a stock for stock merger accounted for as a pooling of interests. Accordingly, the consolidated financial information presented below, combines the historical financial results of the Company and Aequitron for all periods.

  Historical financial information for the three fiscal years ended July 7, 1996 reported in the Company's 1996 Annual Report on Form 10-K was combined with financial information for each of the three fiscal years ended April 30, 1996 reported in Aequitron's 1996 Annual Report on Form 10-K. Historical unaudited financial information for the nine months ended April 6, 1997 and March 31, 1996 was reported in the Company's Quarterly Report on Form 10-Q for the third quarter ended April 6, 1997. More comprehensive financial information is included in such report (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. Copies of such report and other documents may be examined at or obtained from the SEC and NASDAQ in the manner set forth below.

                                  THE COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                NINE MONTHS ENDED      FISCAL YEAR ENDED
                                -----------------  ---------------------------
                                APRIL 6,  MARCH    JULY 7,   JULY 2,  JULY 3,
                                1997(1)  31, 1996  1996(3)     1995   1994(4)
                                -------- --------  --------  -------- --------
STATEMENT OF OPERATIONS DATA
Net revenue.................... $566,267 $535,008  $744,609  $653,868 $590,442
Cost of goods sold.............  298,938  260,287   363,244   326,853  297,178
                                -------- --------  --------  -------- --------
  Gross profit.................  267,329  274,721   381,365   327,015  293,264
                                -------- --------  --------  -------- --------
Operating expenses.............  225,130  287,277   377,757   250,925  284,278
  Net income (loss)............   27,088  (18,787)   (6,949)   49,970   (8,412)
Net income (loss) per common
 share.........................     0.42    (0.30)    (0.11)     0.82    (0.14)
Weighted average common and
 common equivalent shares......   63,888   63,612    61,595    60,736   59,441
BALANCE SHEET DATA
Current assets................. $454,621 $384,187  $414,882  $405,705 $352,812
  Total assets.................  659,457  581,214   610,922   620,333  542,887
Current liabilities............  178,232  143,251   160,900   129,358  120,824
Long-term debt, less current
 maturities....................    5,970    8,473     8,394    54,492   38,742
  Total liabilities............  201,640  171,264   188,855   214,112  187,370
Stockholders' equity...........  659,457  409,950   422,067   406,221  355,517

--------
(1) In connection with the Company's acquisition of Aequitron, one-time merger and related costs of $21.7 million were recorded during the nine months ended April 6, 1997.
(2) In connection with the Company's acquisition of Puritan-Bennett, one-time merger and related costs of $92.6 million were recorded during the nine months ended March 21, 1996.
(3) In connection with the Company's acquisition of Puritan-Bennett and Infrasonics, one-time merger and related costs of $108.9 million were recorded during the fiscal year ended July 7, 1996.
(4) The Company accrued restructuring charges totalling approximately $43.2 million and recorded litigation settlements of approximately $13.0 million during the fiscal year ended July 3, 1994.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although

Purchaser, the Merger Sub, the Information Agent and the Dealer Managers have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Purchaser, the Merger Sub, the Information Agent and the Dealer Managers cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, the Merger Sub, the Information Agent or the Dealer Managers.

  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, DC 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov. Such material should also be available for inspection at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, DC 20006.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND MERGER SUB.

  The Merger Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Merger Sub is a direct wholly owned subsidiary of Purchaser. The principal executive offices of Purchaser and the Merger Sub are located at 7733 Forsyth Blvd., St. Louis, Missouri 63105; telephone number (314) 854-5200.

  Purchaser is an international company serving specialty markets in human healthcare and chemicals. Purchaser was incorporated in New York in 1909 under the name International Agricultural Corporation.

  Additional information concerning Purchaser is set forth in Purchaser's Annual Report on Form 10-K for the year ended June 30, 1996 and subsequent Quarterly Reports on Form 10-Q, which reports may be obtained from the SEC in the manner set forth with respect to information concerning the Company in
Section 8 and should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

  Set forth below is certain consolidated financial information of Purchaser:

                                   PURCHASER

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   UNAUDITED
                                                               -----------------
                                           YEARS ENDED         NINE MONTHS ENDED
                                             JUNE 30,              MARCH 31,
                                    -------------------------- -----------------
                                    1996(A)  1995(A)  1994(A)    1997   1996(A)
                                    -------- -------- -------- -------- --------
STATEMENT OF OPERATIONS DATA
Net sales.........................  $1,754.4 $1,588.3 $1,348.4 $1,364.8 $1,263.6
Operating costs and expenses......   1,459.2  1,320.4  1,187.9  1,147.9  1,057.6
Operating earnings................     295.2    267.9    160.5    216.9    206.0
Earnings from continuing
 operations before income taxes...     243.7    218.6    125.5    195.8    165.3
Earnings from continuing
 operations.......................     153.7    136.7     79.2    125.3    103.6
Net earnings......................     211.9    180.3    103.8    127.5    144.9
Earnings per common share:
  Continuing operations...........  $   2.01 $   1.76 $   1.01 $   1.66 $   1.35
  Discontinued operations.........       .76      .56      .32      .03      .54
  Net earnings....................  $   2.77 $   2.32 $   1.33 $   1.69 $   1.89
Weighted average common and common
 equivalent shares................      76.3     77.5     77.6     75.4     76.7

                                                                       UNAUDITED
                                                                       ---------
                                            JUNE 30, JUNE 30, JUNE 30, MARCH 31,
                                            1996(A)    1995     1994     1997
                                            -------- -------- -------- ---------
BALANCE SHEET DATA
Current assets............................. $1,252.5 $  979.0 $  932.0 $1,184.5
Total assets...............................  3,088.4  2,677.4  2,433.5  2,917.3
Current liabilities........................    893.4    707.1    670.7    559.1
Long-term debt, less current maturities....    558.0    501.5    522.0    550.3
Total liabilities..........................  1,856.2  1,505.9  1,417.6  1,661.2
Shareholders' equity.......................  1,232.2  1,171.5  1,015.9  1,256.1

--------
(a) Restated for divestitures of Fries & Fries, Inc. and its 50% interest in Tastemaker, and the animal health segment.

  The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Purchaser and the Merger Sub are set forth in Schedule A to this Offer to Purchase.

  Neither Purchaser nor the Merger Sub, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither Purchaser nor the Merger Sub, nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

  Neither Purchaser nor the Merger Sub nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. There have been no contacts, negotiations or transactions since July 4, 1994 between Purchaser or the Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Purchaser nor the Merger Sub, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since July 4, 1994 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  By virtue of their respective activities with the Health Industries Manufacturers Association and contact at industry trade shows and similar events, C. Ray Holman, Chairman and Chief Executive Officer of Purchaser, and
C. Ray Larkin, President and Chief Executive Officer of the Company, have been acquainted with one another for a number of years and have had, from time to time, informal discussions concerning the respective businesses and strategies of their two companies.

  In January 1997, Mr. Holman and Mr. Larkin had dinner during which Mr. Holman mentioned that he would be interested in exploring the possibility of some type of strategic combination between the two companies. Mr. Holman requested a subsequent meeting and Mr. Larkin agreed.

  On January 29, 1997, Mr. Holman and Mr. Larkin met and discussed the general business strategies of each of their companies. Mr. Holman also reiterated Purchaser's interest in pursuing some type of strategic business combination with the Company on a friendly basis. Mr. Larkin indicated that the Company was committed to carrying out its existing strategy as an independent company. However, he indicated that the Company's Board of Directors would, of course, have to consider any firm proposal that was presented to it in the exercise of the Board's obligation to the Company's stockholders. Mr. Holman suggested that, to further facilitate discussions, the Company provide Purchaser with additional information concerning the Company. Mr. Larkin indicated that he would discuss the matter with the Company's Board.

  In late March, the Company engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as its financial advisor for certain stockholder relations matters, including the provision of financial advisory services in connection with evaluating any acquisition or business combination proposals that might arise. Morgan Stanley and the Company executed an engagement letter with respect to such services on May 8, 1997.

  At the March 27, 1997 regularly scheduled meeting of the Company's Board, Mr. Larkin updated the Board on his discussions with Mr. Holman. The Board authorized Mr. Larkin to continue those discussions and for the Company to exchange information with Purchaser subject to the execution of a confidentiality/standstill agreement between the parties. Mr. Larkin talked to Mr. Holman following the March 27, 1997 Board meeting and informed him that any further discussions would be subject to the execution of a confidentiality and standstill agreement between the parties.

  In early April 1997, Mr. Holman called Mr. Larkin and informed him that, while Purchaser was still interested in pursuing discussions, those discussions would need to be postponed for several weeks pending Purchaser's proposed disposition of its animal-health business.

  On May 31, 1997, Mr. Holman called Mr. Larkin to schedule a meeting to resume the discussions between the parties. On June 3, 1997, Messrs. Holman and Larkin, Michael P. Downey, Executive Vice President and Chief Financial Officer of the Company and Michael A. Rocca, Senior Vice President and Chief Financial Officer of Purchaser, met to exchange information related to the markets, operations, historical financial performance and strategic direction of the two companies. On the day prior to the meeting, the Company and Purchaser had entered into a confidentiality agreement which contained, among other things, a standstill agreement prohibiting either company from acquiring securities of the other party for three years without the prior consent of such other company's Board.

  On June 12, 1997, at a meeting of the Company's Board of Directors, management and representatives of Morgan Stanley updated the Board concerning the discussions with Purchaser. The Board of Directors authorized the Company's management to further pursue the possibility of a business combination with Purchaser. Also at this meeting representatives of Morgan Stanley made a presentation to the Board concerning its preliminary conclusions about the valuation of the Company as a stand-alone entity.

  On June 18, 1997, the Board of Directors of Purchaser met, at which meeting Mr. Holman updated the Board concerning the discussions with the Company, and Purchaser's legal and financial advisors advised the Board concerning a potential business combination between Purchaser and the Company.

  On various dates between June 12 and June 26, 1997, representatives of Morgan Stanley and Goldman, Sachs & Co., ("Goldman Sachs") had several telephone conversations in which the Goldman Sachs representatives reiterated Purchaser's strong interest in pursuing a possible business combination with the Company based on the due diligence done to date. The representatives of Morgan Stanley indicated that Purchaser would have to make a proposal with acceptable terms and conditions, including price, before the Company would consider further pursuing a potential business combination with Purchaser.

  On June 26, 1997, financial advisors for Purchaser and the Company held a meeting in which representatives of Goldman Sachs presented Purchaser's proposal that Purchaser and the Company enter into a merger agreement pursuant to which Purchaser would purchase all of the outstanding Shares for cash at a price of $26.00 per Share, contingent upon the completion of due diligence and the negotiation and completion of a definitive merger agreement. The representatives of Morgan Stanley at the meeting indicated that, based upon its discussions with the Company's management and Board of Directors, they believed that a price of $26.00 per Share was below what the Company's management and Board would deem acceptable.

  On July 7, 1997 the financial advisors for Purchaser and the Company had a telephone conversation during which representatives of Goldman Sachs indicated that Purchaser would be prepared to increase its offer to $27.00 per Share, contingent upon the completion of due diligence and the negotiation and completion of a definitive merger agreement and that Mr. Holman would be prepared to meet with Mr. Larkin to complete price negotiations. The representatives of Morgan Stanley indicated that Mr. Larkin would not be prepared to meet with Mr. Holman based upon an offer of $27.00 per Share and that Mr. Larkin was of the view that the proposal did not sufficiently take into account certain operational benefits created by the potential business combination.

  On July 8, 1997, after a number of discussions with Mr. Larkin and the Company's management, representatives of Morgan Stanley telephoned representatives of Goldman Sachs and indicated that they believed that the Company's Board would be receptive to an offer of $29.00 per Share, assuming that all of the other terms and conditions of the merger agreement were acceptable to the Company.

  On July 9, 1997, Messrs. Larkin and Holman had a telephone conversation in which Mr. Holman indicated he would be prepared to seek his Board's approval of a transaction of $28.00 per Share but not at $29.00 per Share. Mr. Larkin responded that he did not believe his Board would be receptive to a transaction at that price. Mr. Larkin also indicated that the Company's Board would be meeting during the afternoon of July 12, 1997 to discuss the impasse between the parties on the valuation issue.

  On July 10, 1997, at a special meeting of the Company's Board of Directors, Mr. Larkin updated the Board on the status of the negotiations with the Purchaser. The Board discussed with Mr. Larkin and other members of management the current status of the Company's business and its growth and profitability prospects as reflected in management's strategic plan as well as the relative benefits to the Company's stockholders represented by continuing to pursue the Company's strategy as a stand-alone entity as compared to a transaction with Purchaser at $28.00 per Share. The Board instructed Mr. Larkin to continue to pursue a transaction with Purchaser but to seek a price in the range of $29.00 per Share.

  On July 11, 1997, the financial advisors for Purchaser and the Company had a telephone conversation during which representatives of Goldman Sachs reiterated that Purchaser was not prepared to increase its offer to $29.00 per Share. The representatives of the respective financial advisors for the Company and Purchaser agreed that, based upon the disagreement regarding price, discussions regarding the potential business combination would likely be suspended.

  On July 12, 1997, the Company's Board of Directors held a special meeting to discuss the status of the negotiations with Purchaser. Shortly before the meeting, Mr. Holman called Mr. Larkin to communicate a revised offer of $28.50 per Share, which Mr. Holman characterized as Purchaser's final offer. Contemporaneously with Mr. Holman's call, the representatives of Goldman Sachs called representatives of Morgan Stanley and confirmed that the $28.50 offer was Purchaser's best and final offer. Mr. Larkin informed the Board of the negotiations that had taken place since the Board's July 10th meeting and his belief, supported by his discussions with representatives of Morgan Stanley, that $28.50 per Share represented the highest offer Purchaser was willing to make. The Board again discussed with members of management alternatives for maximizing stockholder value, including remaining an independent company. At the end of the meeting, the Board authorized Mr. Larkin and the Company's financial advisor to communicate to Purchaser that the Board would be receptive to a proposal by Purchaser to acquire the Company at $28.50 per Share, subject to negotiation of an acceptable definitive merger agreement.

  On the evening of July 12, 1997, Mr. Larkin telephoned Mr. Holman and indicated that he would be prepared to present Mr. Holman's proposal for consideration by the Company's Board of Directors, contingent upon the completion of due diligence and the negotiation and completion of an acceptable definitive merger agreement.

  On July 14, 1997, the Board of Directors of the Company met by telephone, at which meeting Mr. Larkin updated the Board concerning the discussions with Purchaser and the Company's legal and financial advisors advised the Board concerning the proposed structure for potential business combination. On July 15, 1997, the Board of Directors of Purchaser met by telephone, at which meeting Mr. Holman updated Purchaser's Board of Directors concerning the status of the proposed transaction.

  Between July 15, 1997 and July 23, 1997, officers and employees of Purchaser completed their due diligence review of the Company's business and affairs. On July 17, 1997, Purchaser's counsel delivered to the Company's counsel a draft merger agreement, and from July 17, 1997 through July 23, 1997, representatives of Purchaser and the Company and their respective counsel met in person and by telephone to negotiate the terms of the Merger Agreement, including the amount of the termination fee and the circumstances in which it would be payable to Purchaser. All remaining issues under discussion were resolved by telephone on the morning of July 23, 1997.

  On July 23, 1997, the Board of Directors of Purchaser met, at which meeting Mr. Holman and other officers of Purchaser updated the Board concerning the discussions with the Company. Purchaser's counsel advised the Board concerning the proposed Merger Agreement; and Purchaser's financial advisors advised the Board concerning the proposed transaction. Purchaser's Board of Directors unanimously approved and adopted the Merger Agreement.

  Following the meeting of Purchaser's Board of Directors, the Board of Directors of the Company met, at which meeting Mr. Larkin and other officers of the Company updated the Board on the negotiations with Purchaser concerning the definitive merger agreement. The Company's counsel advised the Board concerning the proposed Merger Agreement and the Board's fiduciary duties under Delaware law in connection with a "change of control" transaction of the type represented by the Merger Agreement. In addition, representatives of Morgan Stanley advised the Board concerning the proposed transaction and rendered Morgan Stanley's opinion, subsequently confirmed in writing, that, as of the date of such opinion, the term of the Offer and the Merger were fair to the stockholders of the Company from a financial point of view. The Company's Board of Directors unanimously determined that the Offer and the Merger Agreement to be fair to and in the best interests of the Company and its stockholders, unanimously approved the Offer and the Merger Agreement, and unanimously recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

  Following the approval and adoption of the Merger Agreement by the Company's Board of Directors, Purchaser, the Company and the Merger Sub executed and delivered the Merger Agreement on July 23, 1997. The terms of the Merger Agreement are set forth in Section 11. A copy of the Merger Agreement has been filed as Exhibit 9 hereto.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

  Purpose. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

  If the Merger Sub acquires 50% of the outstanding Shares pursuant to the Offer, it will have the vote necessary under the DGCL to approve the Merger. Under the DGCL, if the Merger Sub owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of the Company's stockholders. Therefore, if 57,318,577 Shares (or such greater number as may be necessary if options are exercised) are acquired pursuant to the Offer or otherwise, the Merger Sub will be able to and intends to effect the Merger without a meeting of holders of Shares. The Merger Agreement provides that, promptly after expiration of the Offer and receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions the Merger Sub will be merged into the Company. Upon consummation of the Merger, each then outstanding Share not owned by Purchaser Companies (other than Shares held by Dissenting Stockholders), will be converted into the right to receive the Merger Consideration.

  The respective obligations of the Company, Purchaser and the Merger Sub to consummate the Merger are subject to the fulfillment of certain conditions set forth in the Merger Agreement, any or all of which may be waived in whole or in part by Purchaser or the Merger Sub, as the case may be, to the extent permitted by applicable law, including (i) if required by the DGCL, the approval of the Merger Agreement by the holders of a majority of the Shares in accordance with applicable law and the certificate of incorporation and bylaws of the Company, (ii) the purchase by Merger Sub (or one of the Purchaser Companies) of Shares pursuant to the Offer, (iii) there being no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any United States or state court or other Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction in effect which prohibits consummation of the transactions contemplated by the Merger Agreement (collectively, an "Order"), and (iv) the Company's representations and warranties concerning the Rights Amendment remaining true and correct and the Company having performed its obligations set forth in the Merger Agreement concerning, among other things, taking all action to provide for the cash-out immediately prior to the Effective Time of employee stock options granted prior to July 22, 1997; provided that this last condition shall be deemed satisfied if Purchaser's designees to the Company's Board of Directors constitute a majority of the members of the Company's Board and take any action to reverse, modify or amend any action taken by the Company's Board prior to such designees constituting a majority of the Company's Board.

  Termination Provisions. According to its terms, the Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Effective Time, before or after approval by holders of Shares:
(a) by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors; or (b) by action of the Board of Directors of either Purchaser or the Company if (i) the Merger Sub, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto; or (ii) the Merger shall not have been consummated by December 31, 1997, whether or not such date is before or after the approval by holders of Shares; or (iii) if required, the stockholders of the Company shall not have approved the Merger Agreement at a meeting duly convened therefor; or
(iv) any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either the Company or Purchaser, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; or (c) by action of the Board of Directors of Purchaser if: (i)The Company shall have breached or failed to perform in any material respect any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company prior to such date of termination which breach or failure shall not have been cured prior to the earlier of (A) ten business days following the giving of written notice to the Company of such breach or failure and, if applicable, (B) the date on which the Offer is then scheduled to expire, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete when made except for such failures to be complete or accurate that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or could prevent or materially delay the transactions contemplated by the Merger Agreement or impair the ability of Purchaser, Merger Sub, the Company or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted; or (ii)The Board of Directors of the Company (or a special committee thereof) shall have amended, modified or withdrawn in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger or the Board of Directors of the Company, upon request by Purchaser, shall have failed to publicly reaffirm such approval or recommendation within ten business days of such request by Purchaser or shall have endorsed, approved or recommended any other Acquisition Proposal (as defined under "Acquisition Proposals" below) or shall have resolved to do any of the foregoing; or (iii) The Company shall have entered into any agreement, letter of intent or agreement in principle with respect to any other Acquisition Proposal; or (d) by action of the Board of Directors of the Company, among other things, if: (i) Purchaser or the Merger Sub (or another Purchaser Company) shall have breached or failed to perform in any material respect any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Purchaser or the Merger Sub prior to such date of termination which breach or failure shall not have been cured prior to the earlier of (A) ten business days following the giving of written notice to the Purchaser of such breach or failure, and, if applicable, (B) the date on which the Offer is then scheduled to expire; or (ii) (w) the Company is not in material breach of any of the terms of the Merger Agreement, (x) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a definitive written acquisition agreement concerning an Acquisition Transaction (as defined under "Acquisition Proposals" below) (such an agreement, an "Alternative Acquisition Agreement") and five business days elapse after delivery to Purchaser of a written notice that the Board of Directors of the Company has so authorized the Company to enter into such Alternative Acquisition Agreement, attaching the most current version of such agreement (which shall include all of the material terms, including the price proposed to be paid for Shares pursuant thereto) to such notice, (y) Purchaser does not make, within five business days of receipt of such written notice from the Company, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the offer set forth in the Alternative Acquisition Agreement that the Company has indicated that it intends to enter into following the end of such five business day period, and (z) the Company, prior to such termination, pays to Purchaser, in immediately available funds, the fees described in the next paragraph.

  The Merger Agreement provides that if (i) (x) the Offer shall have remained open for a minimum of at least 25 business days, (y) after the date of the Merger Agreement any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or the Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 15% or more of the outstanding Shares or shall have publicly announced a proposal or intention to make an Acquisition Proposal or any Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for 15% or more of the outstanding Shares, and (z) the Minimum Condition shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, or (ii) Purchaser shall have terminated the Merger Agreement in accordance with clause (c)(ii) or (c)(iii) of the previous paragraph, or (iii) the Company shall have terminated the Merger Agreement in accordance with clause (d)(ii) of the previous paragraph, then the Company shall promptly, but in no event later than two days after the date of such termination (except as otherwise expressly provided in accordance with clause (d)(ii)(z) requiring an earlier payment), pay Purchaser a fee of $45,000,000 (the "Termination Fee") and shall reimburse Purchaser and the Merger Sub (not later than one business day after submission of statements therefor) for (i) an amount equal to all of the actual documented out-of-pocket charges and expenses incurred by Purchaser and the Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum amount of $3,500,000, plus (ii) an amount equal to all of the actual documented financing fees paid by Purchaser in connection with the Credit Facility (as defined in Section 12) up to a maximum amount of $4,000,000 (such charges, expenses and financing fees referred to in clauses
(i) and (ii) collectively, the "Purchaser Expenses"), in each case payable by wire transfer in same day funds. If the Merger Agreement is terminated by Purchaser in accordance with clause (c)(i) of the previous paragraph, then the Company shall promptly pay to Purchaser the Purchaser Expenses and, if within 18 months of the date of such termination, the Company shall enter into any agreement with respect to an Acquisition Transaction, the Company shall, promptly, but in no event later than two days after the entry into such agreement, pay Purchaser the Termination Fee. If the Company fails to promptly pay the Termination Fee or Purchaser Expenses when due, and, in order to obtain such payment, Purchaser or the Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph, the Company shall pay to Purchaser or the Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Morgan Guaranty Trust Company of New York on the date such payment was required to be made. The Merger Agreement provides that if the Merger Agreement is terminated by the Company in accordance with clause (d)(i) of the previous paragraph or by the Company or Purchaser in accordance with clause (b)(i) of the previous paragraph in the event the Merger Sub or Purchaser shall have terminated the Offer in violation of the terms of the Offer, then Purchaser shall promptly reimburse the Company (not later than one business day after submission of statements therefor) for an amount equal to the Company's actual documented out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement in an amount not to exceed $3,500,000.

  Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

  Treatment of Options. The Merger Agreement provides that except in accordance with the next sentence, the Company shall take such actions as may be necessary such that immediately prior to the Effective Time of the Merger each stock option outstanding pursuant to the Company's stock option plans listed in the Merger Agreement (each, an "Option"), whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash from the Company equal to the result of multiplying the number of Shares previously subject to such Option by the difference between the Merger Consideration and the per Share exercise price of such Option. Notwithstanding anything contained in the Merger Agreement to the contrary, all Options granted after July 21, 1997 shall, at the Effective Time, be assumed by Purchaser in accordance with the terms of the applicable Stock Plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each post July 21, 1997 Option may be exercised solely for shares of Purchaser common stock, (ii) the number of shares of Purchaser common stock subject to such Option shall be equal to the result (rounded down to the nearest whole share) of multiplying the number of Shares subject to such Option immediately prior to the Effective Time by a fraction (the "Conversion Fraction"), the numerator of which is the Merger Consideration and the denominator of which is the average of the closing prices of one share of Purchaser common stock on the NYSE for the five business days immediately prior to the Effective Time and (iii) the per share exercise price under each such Option shall be equal to the result (rounded up to the nearest whole cent) of dividing the per share exercise price under each such Option immediately prior to the Effective Time by the Conversion Fraction, provided, however, that with respect to any Option which is an "incentive stock option," within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), the adjustments provided in the Merger Agreement shall, if applicable, be modified in a manner so that the adjustments are consistent with requirements of Section 424(a) of the Code. Pursuant to the cancellation of options, based upon the options outstanding at July 25,1997 and a $28.50 offer price, a total of approximately $69.2 million would be paid to optionees, including $20,053,939.50 to executive officers and $6,360,516.00 to non-employee directors of the Company.

  The Merger Agreement provides that the Company will take such actions as may be necessary so that each employee participating in the Company's 1995 Employee Stock Participation Plan, as amended (the "1995 ESPP") immediately prior to the Effective Time shall only be entitled to receive an amount in cash equal to the result of multiplying (i) the Merger Consideration by (ii) a fraction, the numerator of which is the accumulated payroll deductions in the employee's account under the 1995 ESPP at the Effective Time, and the denominator of which is the purchase price for the "Offering" for the "Purchase Period" (as such terms are defined in the 1995 ESPP) in effect immediately prior to the Effective Time. The Company agrees to take such actions as may be necessary to cease as of the Effective Time all further offerings and payroll deductions under the 1995 ESPP.

  All restrictions on the retention of shares of restricted stock granted to employees under the Company's 1994 Equity Incentive Plan, as amended, shall lapse immediately prior to the Effective Time.

  Indemnification of Officers and Directors. The Merger Agreement provides that from and after the Effective Time, Purchaser will to the fullest extent that the Company would have been permitted under Delaware law and the Company's certificate of incorporation and bylaws, and cause the Surviving Corporation, to the fullest extent permitted under Delaware law, to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. The Merger Agreement also provides that Purchaser shall cause the Surviving Corporation either (i) to maintain the Company's existing officers' and directors' liability insurance (or equivalent thereof) ("D&O Insurance") for a period of six years after the Effective Time, so long as the annual premium therefor is not in excess of an amount (the "D&O Premium") equal to 150% of the last annual premium paid prior to the date of the Merger Agreement; provided, however, that if the existing D&O Insurance expires, is terminated or canceled during such six year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the D&O Premium, or (ii) purchase tail insurance in respect of the existing D&O Insurance for six years for a premium not to exceed $1,000,000.

  Treatment of Employees. The Merger Agreement provides that during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees of the Company will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Purchaser) which in the aggregate are substantially comparable to those currently provided by the Company to such employees; provided, however, that employees covered by collective bargaining agreements need not be provided with such benefits. Purchaser will cause each employee benefit plan of Purchaser in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company as if such service were with Purchaser, to the same extent that such service was credited under a comparable plan of the Company. Purchaser will, and will cause the Surviving Corporation to, honor in accordance with their terms (i) all employee benefit obligations to current and former employees of the Company accrued as of the Effective Time and (ii) to the extent set forth in the disclosure letter delivered in connection with the Merger Agreement, all employee severance plans in existence on the date of the Merger Agreement and all employment or severance agreements entered into prior to the date of the Merger Agreement.

  Chief Executive Officer Agreement. Prior to entering into the Merger Agreement, Mr. Larkin and Purchaser orally agreed that Mr. Larkin's employment by the Company shall cease as of the Effective Time. At such time, Mr. Larkin will be entitled to receive approximately $2.7 million pursuant to his severance agreement with the Company. At the Effective Time, Mr. Larkin will enter into an employment agreement with Purchaser with a one year term, to serve as Executive Vice President of Purchaser and pursuant to which he will also serve as President and Chief Executive Officer of Company. Mr. Larkin will receive a base salary equal to the salary currently being paid to him by the Company, plus an annual bonus of $250,000 to $500,000, depending on the achievement of specific performance criteria to be mutually agreed upon by Mr. Larkin and Purchaser. Mr. Larkin will be entitled to a stock appreciation rights award which will provide him a cash payment in an amount equal to the price of Purchaser's Common Stock one year after the Effective Time minus the price at the Effective Time times 25,000. Mr. Larkin will receive vacation and sick leave in accordance with the Company's policy prior to the Effective Time and will be entitled to participate in the Company's employee benefit plans.

  Composition of the Board of Directors. The Merger Agreement provides that, if requested by Purchaser, the Company will, subject to compliance with applicable law and promptly following the purchase by the Merger Sub of such number of Shares pursuant to the Offer as satisfies the Minimum Condition, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals not less than the product of the total number of directors on the Board (giving effect to the directors elected in accordance with this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub or any affiliate of the Merger Sub bears to the total number of Shares then outstanding. In furtherance thereof, the Company has agreed to increase the size of its Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Company's Board of Directors, provided that at all times prior to the Effective Time, the Company's Board of Directors shall consist of at least two members who are neither officers, stockholders, designees nor affiliates of Purchaser ("Purchaser Representatives"). The Company's obligations to appoint designees to the Company's Board of Directors are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

  Acquisition Proposals. Pursuant to the Merger Agreement, the Company agreed that it, its affiliates and its and their respective officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) would immediately cease any existing discussions or negotiations, if any, with any parties conducted theretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 15% of the equity interest in, the Company or (except for the Company's Aero division) any of its subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any subsidiary or division of the Company (an "Acquisition Transaction"). The Merger Agreement provides that, except as set forth therein, neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser and the Merger Sub, any affiliate or associate of Purchaser and the Merger Sub or any designees of Purchaser and the Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal"); provided, however, that the Company may directly or indirectly, furnish information and access pursuant to an appropriate confidentiality agreement, in each case only in response to a request for information or access, to any person making a written Acquisition Proposal to the Board of Directors of the Company made after the date of the Merger Agreement which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents on or after the date of the Merger Agreement and may participate in discussions and negotiate with such person concerning any such Acquisition Proposal, if and only if the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel to the Company, that failing to provide such information or access or to participate in such discussions or negotiations would constitute a breach of the Board's fiduciary duty under applicable law and provided, further, that nothing in the Merger Agreement shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with regard to any tender offer, and provided, further, that the Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board shall have determined in good faith, based upon the advice of outside counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Merger Agreement provides that the Company's Board of Directors will notify Purchaser immediately if any such written Acquisition Proposal is made and shall in such notice indicate the identity of the offeror and the terms and conditions of any such proposal. The Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Company's Board of Directors shall have determined in good faith, based upon the advice of outside counsel to the Company, that failing to release such third party or waive such provisions would constitute a breach of the Board's fiduciary duties under applicable law.

  Covenants. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, each stockholder of the Company who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, assets values and earning capacity.

  Rule 13e-3. Rule 13e-3 under the Exchange Act, which Purchaser does not believe would be applicable to the Merger, would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of the Company therein, be filed with the SEC and disclosed to stockholders of the Company prior to consummation of the transaction.

  Rights Agreement. Set forth below is a summary description of the Rights as filed with the Company's Registration Statement on Form 8-A dated March 14, 1996, relating to the Rights, as amended by the Rights Amendment.

  On June 11, 1991, the Board of Directors of the Company declared a dividend of one Right for each outstanding share of Common Stock pursuant to the terms of a Rights Agreement, dated June 11, 1991. The dividend was paid on June 26, 1991 (the "Record Date") to the stockholders of record on that date. Rights have also been issued with respect to each share of Common Stock issued or delivered after the Record Date. The Rights Agreement was first amended as of September 1, 1992 with The First National Bank of Boston becoming the Rights Agent (the "Rights Agent"). The Rights Agreement as so amended is referred to as the "Original Rights Agreement." On March 8, 1996, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement. On July 23, 1997, the Company and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent, entered into the Rights Amendment.

  Each Right entitles the registered holder to purchase from the Company one two-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.001 per share (the "Preferred Shares"), of the Company at a price of $160 per one two-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. Initially, the Rights are evidenced by the stock certificates representing the Common Stock, and no separate Rights certificates have been or will be distributed until the earlier to occur of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer (other than the Offer) or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"). Pursuant to the Rights Amendment, neither Purchaser nor the Merger Sub will become an Acquiring Person as a result of the transactions contemplated by the Merger Agreement.

  Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or the earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock have contained and will contain a notation incorporating the current version of the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights) the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of this or other Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

  The Rights will expire on March 8, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below. Pursuant to the Rights Amendment, all outstanding Rights will expire (whether or not tendered and purchased pursuant to the Offer) upon and as of the acceptance (so long as Purchaser or a wholly owned subsidiary thereof thereafter purchases Shares pursuant to the Offer) for payment pursuant to the Offer of Shares that, together with any Shares owned by Purchaser or the Merger Sub, constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with the Merger upon consummation of the Offer.

  The Rights are not exercisable until the Distribution Date and thereafter are exercisable for a period of 60 days; provided that the Rights are not exercisable if a person becomes an Acquiring Person pursuant to a tender or exchange offer for all outstanding Common Stock at a price and on terms determined by the Board of Directors (including a majority of the incumbent Board) to be fair to the stockholders of the Company after taking into account all factors deemed relevant and otherwise in the best interest of the Company and its stockholders. At its meeting on July 23, 1997, the Board of Directors made such determination with respect to the Offer. In addition, the Rights are not exercisable until the Company's right of redemption (as described below) has expired.

  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment pursuant to customary antidilution provisions.

  Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Stock. Each Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock. The Preferred Shares rank junior to all other series of the Company's preferred stock.

  In the event that the Company is acquired in a merger or other business combination transaction (other than the Merger) or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, such number of shares of common stock of the acquiring company as at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right (or, if such number of shares of Common Stock is not authorized, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights).

  At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one two-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges or the Company may issue cash, debt or other property or any combination thereof), per Right (subject to adjustment).

  At any time until ten days following the date on which a person becomes an Acquiring Person, the Company's Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Under certain circumstances, the decision to redeem shall require the concurrence of a majority of the Incumbent Board (as defined in the Rights Agreement). The redemption of the Rights may be made effective at such time and upon such conditions as the Company's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

  The terms of the Rights may be amended by the Company's Board of Directors without the consent of the holders of the Rights, including an amendment to lower the 15% beneficial ownership threshold described above with respect to an Acquiring Person to any percentage which is (i) greater than the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company, employee benefit plans of the Company or any subsidiary, or any entity holding Common Stock pursuant to the terms of any such plan) and (ii) not less than 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no amendment may adversely affect the interests of the holders of the Rights (other than an Acquiring Person). After a person becomes an Acquiring Person and under certain other circumstances, amendments to the Amended Rights Agreement require the concurrence of a majority of the Incumbent Board.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Pursuant to the Merger Agreement, the Company has taken all action necessary to provide that (x) the execution of the Merger Agreement and the announcement, commencement and consummation of the transactions contemplated thereby will not cause (i) Purchaser and/or the Merger Sub to become an Acquiring Person or (ii) a Distribution Date, a Share Acquisition Date or a Triggering Event to occur, and (y) all outstanding Rights will expire (whether or not tendered and purchased pursuant to the Offer) upon and as of the acceptance for payment pursuant to the Offer (so long as Purchaser or a wholly-owned subsidiary thereof thereafter purchases Shares accepted for payment pursuant to the Offer) Shares that, together with any Shares owned by Purchaser or the Merger Sub, constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities entitled to vote generally in the election of directors or in connection with the Merger upon consummation of the Offer, and neither the Company, Purchaser nor Merger Sub nor any of their respective affiliates shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights following consummation of the Offer.

12. SOURCE AND AMOUNT OF FUNDS.

  The Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $1,900,000,000. The Merger Sub expects to obtain these funds from capital contributions or advances made by Purchaser. Purchaser plans to obtain the funds for such capital contributions or advances from a combination of its working capital and borrowings under a Credit Agreement, dated July 23, 1997 (the "Credit Facility"), which provides a $1,600,00,000 five-year senior unsecured revolving credit facility and a $400,000,000 two-year senior unsecured term loan facility. At present, there is no outstanding indebtedness under the Credit Facility. The Credit Facility is provided by a group of lenders comprised of Morgan Guaranty Trust Company of New York, as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, and Citibank, N.A. as Documentation Agent (collectively, the "Lenders").

  Under the Credit Agreement, Purchaser may request that the Lenders make loans which bear interest by reference to the Base Rate, the Adjusted CD Rate or the London Interbank Offered Rate (as each such term is defined in the Credit Agreement) plus an amount ranging from 0.30% to 0.875%, in the case of loans made by reference to the Adjusted CD Rate, and 0.175% to 0.75%, in the case of the loans made by reference to the London Interbank Offered Rate, in each case dependent on Purchaser's senior debt rating. Purchaser also has the right under the Credit Facility to solicit the Lenders to make certain money market loans to Purchaser, which are loans to Purchaser at interest rates bid by those Lenders that have offered to make money market loans to Purchaser. Purchaser has agreed to pay a periodic facility fee to each Lender and an annual administrative fee to the Administrative Agent.

  The covenants in the Credit Facility restrict or limit, among other things,
(i) the incurrence of certain debt by Purchaser's subsidiaries, (ii) liens on the assets of Purchaser and its subsidiaries, (iii) certain mergers, consolidations and sales of assets by Purchaser and its subsidiaries, (iv) certain transactions with affiliates of Purchaser, (v) the use of proceeds of the loans made under the Credit Facility and (vi) restrictions on covenants the company may agree to in connection with certain other debt instruments. In addition, the Credit Facility requires that Purchaser and its restricted subsidiaries, on a consolidated basis, satisfy an interest coverage test and a debt-to-capital test.

  The foregoing description is qualified in its entirety by reference to the Credit Facility, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Purchaser's Tender Offer Statement on Schedule 14D-1. The Credit Facility may be examined and copies may be obtained at the place and in the manner set forth in Section 9.

  It is anticipated that the indebtedness incurred by Purchaser in connection with the Offer and the Merger will be paid from funds generated internally by Purchaser and its subsidiaries (including, after the Merger, if consummated, dividends paid by the Company and its subsidiaries), through additional borrowings, through application of proceeds of dispositions or through combination of two or more such sources. No final decisions have been made, however, concerning the method Purchaser will employ to repay such indebtedness. Such decisions, when made will be based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion (subject to the Merger Agreement), terminate or amend the Offer as to any Shares not then paid for if, (i) prior to the expiration of the Offer, (x) a number of Shares which, together with any Shares owned by Purchaser or the Merger Sub, constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (y) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer, and any similar waiting periods under any foreign statutes or regulations that are applicable to the Offer or the Merger shall not have expired or been terminated, or any regulatory approvals applicable to the Offer and the Merger shall not have been obtained on terms satisfactory to the Purchaser in its reasonable judgment, or (ii) on or after July 23, 1997, and at or before the Expiration Date any of the following events shall occur:

    (a) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or any other event that could reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (v) any material adverse change in the relevant financial markets that could reasonably be expected to materially and adversely affect the syndication of the Credit Facility;

    (b) the Company shall have breached or failed to perform in any material respect any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company prior to the date of termination of the Merger Agreement which breach or failure shall not have been cured prior to the earlier of (i) ten business days following the giving of written notice to the Company of such breach or failure and, (ii) the date on which the Offer is then scheduled to expire, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete when made or, except for those representations or warranties that address matters only as of a particular date, thereafter shall become inaccurate or incomplete and except for changes specifically permitted in the Merger Agreement and the failure of any such representations and warranties to be complete and accurate that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or could prevent or materially delay the transactions contemplated by the Merger Agreement or impair the ability of Purchaser, the Merger Sub, the Company or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted;

    (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court or other Governmental Entity by any Governmental Entity: (i) challenging the acquisition by Purchaser or the Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger; (ii) seeking to prohibit, or impose any material limitations on, Purchaser's or the Merger Sub's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Purchaser or Merger Sub to dispose of or hold separate all or any portion of Purchaser's or the Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or the Merger; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render the Merger Sub unable to, or result in a material delay in, or restrict, the ability of the Merger Sub to, accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Purchaser or the Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or
  (v) that, in any event, is reasonably likely to have a material adverse effect on the financial condition, properties, business or operations of the Company or Purchaser or the Merger Sub (or any of their respective affiliates or subsidiaries) or the value of the Shares to Purchaser or the Merger Sub or the benefits expected to be derived by Purchaser or the Merger Sub as a result of consummation of the transactions contemplated by the Offer and the Merger;

    (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or the Merger, or any Action shall be instituted or pending brought by any person not on behalf of a Governmental Entity or other action shall have been taken by any court or other Governmental Entity other than the application to the Offer or the Merger of waiting periods under the HSR Act, that, in the reasonable judgment of Purchaser, could be expected to, directly or indirectly, result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through
  (v) of paragraph (c) above;

    (e) a tender or exchange offer for 15% or more of the outstanding Shares shall have been commenced or publicly proposed to be made by another Person (including the Company or its subsidiaries), or it shall have been publicly disclosed or the Purchaser shall have learned that any Person (including the Company or its subsidiaries), shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 15% of any class or series of capital stock of the Company (including the Shares) (other than for bona fide arbitrage purposes);

    (f) any change or development shall have occurred that has had, or is reasonably likely to have, a material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole;

    (g) the Board of Directors of the Company (or a special committee thereof) shall have amended, modified or withdrawn in a manner adverse to Purchaser or the Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger, or the Board of Directors of the Company, upon request by Purchaser, shall have failed to publicly reaffirm such approval or recommendation within ten business days of such request by Purchaser, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

    (h) the Merger Agreement shall have been terminated by the Company or Purchaser or the Merger Sub in accordance with its terms or Purchaser or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the sole judgment of Purchaser and the Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or the Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

  The foregoing conditions are for the sole benefit of Purchaser and the Merger Sub and may be asserted by Purchaser or the Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or the Merger
Sub) giving rise to such condition or may be waived by Purchaser or the Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. Any determination by Purchaser and the Merger Sub concerning any event described in this section shall be final and binding upon all parties. The failure by the Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

14. DIVIDENDS AND DISTRIBUTIONS.

  If, on or after July 29, 1997, the Company should split, combine or otherwise change the Shares or its capitalization, or shall disclose that it has taken any such action, then the Merger Sub, in its discretion, may make such adjustments in the Offer consideration and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

  If, on or after July 29, 1997, the Company should declare or pay any cash or stock dividend or other distribution on or issue any rights with respect to the shares of Common Stock, payable or distributable to stockholders of record on a date occurring on or after July 29, 1997 and prior to the transfer to the name of the Merger Sub or its nominees or transferees on the Company's stock transfer records of the shares of Common Stock purchased pursuant to the Offer, then, without prejudice to the Merger Sub's rights under Section 13,
(i) the price payable by the Merger Sub pursuant to the Offer will be reduced by the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including additional shares of Common Stock or rights as aforesaid) received by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Merger Sub, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Merger Sub will be, subject to applicable law, entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Merger Sub in its sole discretion.

15. CERTAIN LEGAL MATTERS.

  General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Purchaser and the Merger Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Merger Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Purchaser's business or that certain parts of the Company's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder. The Merger Sub's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

  Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Justice Department (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Merger Sub is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of the Merger Sub's obligation to accept Shares for payment.

  Purchaser intends, as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Purchaser. Pursuant to the HSR Act, Purchaser intends to request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Merger Sub pursuant to the Offer. At any time before or after the Merger Sub's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Merger Sub or the divestiture of substantial assets of Purchaser, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

  Foreign Approvals. The Company owns property or conducts business in various foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions, including the Regulatory Approvals. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or impair Purchaser, the Merger Sub or the Company or any of their respective affiliates, following consummation of the Offer or Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See Section 13.

  State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33 1/3% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

  The Merger Sub does not believe that any state takeover laws apply to the Offer and it has not complied with any state takeover laws. See Section 11. Should any government official or third party seek to apply any state takeover law to the Offer, the Merger Sub will take such action as then appears desirable.

  If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, the Merger Sub might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Merger Sub might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Merger Sub may not be obligated to accept for payment any Shares tendered. See Section 13.

  Federal Reserve Board Regulations. Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser and the Merger Sub will attempt to ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

16. FEES AND EXPENSES.

  Goldman Sachs are acting as Dealer Managers in connection with the Offer and have provided certain financial advisory services in connection with the acquisition of the Company. Purchaser has agreed to pay Goldman Sachs a fee of $10,000,000 in the event that Purchaser acquires at least 50% of the Shares or assets of the Company. If the Merger Agreement is terminated and the Company is required to pay a Termination Fee to Purchaser, Purchaser has agreed to pay to Goldman Sachs, upon payment of the Termination Fee, an amount equal to 75% of the fee that would have been payable to Goldman Sachs had Purchaser acquired at least 50% of the Shares. Purchaser has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred by Goldman Sachs, including the reasonable fees and expenses of legal counsel, and to indemnify Goldman Sachs against liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

  The Merger Sub has also retained Georgeson & Company Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive $10,000 for such services, plus reimbursement of out-of-pocket expenses and the Merger Sub will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

  The Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  Neither the Purchaser nor the Merger Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

  The Purchaser and the Merger Sub have filed with the SEC a Statement on
Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C.

  No person has been authorized to give any information or make any representation on behalf of Purchaser or the Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                              NPB ACQUISITION CORP.

July 29, 1997

                                                                     SCHEDULE A

 INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND
                                THE MERGER SUB

  The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Purchaser and the Merger Sub. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 7733 Forsyth Boulevard, St. Louis, Missouri 63105-1820.

                                   PURCHASER

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
    NAME AND BUSINESS ADDRESS             POSITIONS HELD DURING THE PAST FIVE YEARS
    -------------------------      -------------------------------------------------------
C. Ray Holman....................  Director since 1992. Chairman and Chief Executive
                                   Officer, Mallinckrodt Inc. Chairman, Mallinckrodt Inc.
                                   since 1994. Chief Executive Officer, Mallinckrodt Inc.
                                   since 1992. President, Mallinckrodt Inc. from 1992 to
                                   1995.
Raymond F. Bentele...............  Director since 1990. Retired. Prior thereto, President and Chief Executive Officer of Mallinckrodt Inc. from
                                   1981 to 1992.
Gareth C.C. Chang................  Director since 1996. President, Hughes International
 Hughes Electronics                and Corporate Senior Vice President, Hughes Electronics
 7200 Hughes Terrace               since 1993. Prior thereto, Corporate Vice President and
 Los Angeles, CA 90045-0066        Head, Asia/Pacific, McDonnell Douglas Corporation from
                                   1988 to 1993.
William L. Davis III.............  Director since 1995. Chairman and Chief Executive
 R.R. Donnelley and Sons Company   Officer, R.R. Donnelley and Sons Company since 1997.
 The R.R. Donnelley Building       Prior thereto, Senior Executive Vice President of
 77 West Wacker Drive              Emerson Electric Co. from 1993 to 1997. Prior thereto,
 Chicago, IL 60601-1696            Executive Vice President of Emerson Electric Co. from
                                   1988 to 1993.
Ronald G. Evens, M.D. ...........  Director since 1990. Director, Mallinckrodt Institute
 Mallinckrodt Institute of         of Radiology at Washington University since 1971.
 Radiology
 510 South Kingshighway
 St. Louis, MO 63110
Roberta S. Karmel................  Director since 1980. Professor of Law and Co-Director,
 Kelley, Drye & Warren             Center for the Study of International Business Law,
 101 Park Avenue                   Brooklyn Law School since 1985 and Of counsel, Kelley,
 New York, NY 10178                Drye & Warren since 1995. Prior thereto, Partner,
                                   Kelley, Drye & Warren from 1987 to 1994.
Claudine B. Malone...............  Director since 1994. President, Financial and
 Financial & Management            Management Consulting.
  Consulting
 7570 Potomac Fall Road
 McLean, VA 22101

Morton Moskin....................  Director since 1973. Retired. Prior thereto, Partner,
 White & Case                      White & Case from 1962 to 1994.
 1155 Avenue of the Americas
 New York, NY 10036
Mack G. Nichols..................  Director since 1995. President and Chief Operating
                                   Officer, Mallinckrodt Inc. since 1995. Prior thereto,
                                   Senior Vice President, Mallinckrodt Inc. from 1993 to
                                   1995. Prior thereto, Vice President, Mallinckrodt Inc.
                                   from 1990 to 1993.
Brian M. Rushton, Ph.D. .........  Director since 1994. Retired. Prior thereto, Senior
                                   Vice President, Research and Development, Air Products
                                   and Chemicals, Inc. from 1992 to 1993. Prior thereto,
                                   Vice President, Research and Development, Air Products
                                   and Chemicals, Inc. from 1981 to 1993.
Daniel R. Toll...................  Director since 1985. Retired.
Anthony Viscusi..................  Director since 1995. President, Chief Executive Officer
 Vasomedical, Inc.                 and Director, Vasomedical, Inc. since 1994. Prior
 180 Linden Avenue                 thereto, Senior Vice President, AgVet Division, Merck &
 Westbury, NY 11590                Co., Inc. from 1987 to 1993.
Barbara A. Abbett................  Vice President, Mallinckrodt Inc. since 1994. Prior thereto, Vice President and Senior Partner, Fleishman-
                                   Hillard, Inc. from 1979 to 1994.
James C. Carlile.................  Vice President, Mallinckrodt Inc. and President,
 Mallinckrodt Inc.                 Imaging Division since 1995. Prior thereto, Senior Vice
 675 McDonnell Boulevard           President, Mallinckrodt Medical, Inc. from 1994 to
 St. Louis, MO 63042               1995. Prior thereto, Group Vice President, Imaging,
                                   Mallinckrodt Medical, Inc. from 1992 to 1994.
Ashok Chawla.....................  Vice President, Strategic Management since 1991.
Charles R. Clark III.............  Vice President, Mallinckrodt, Inc. since 1995. Prior
 Mallinckrodt Inc.                 thereto, Group Vice President, Mallinckrodt Medical,
 675 McDonnell Boulevard           Inc. from 1994 to 1995. Prior thereto, Vice President
 St. Louis, MO 63042               and General Manager, Anesthesiology, Mallinckrodt
                                   Medical, Inc. from 1988 to 1994.
Michael J. Collins...............  Vice President, Mallinckrodt Inc. and President,
 Mallinckrodt Inc.                 Pharmaceutical Specialties Division since 1995. Prior
 16305 Swingley Ridge Drive        thereto, Group Vice President, Mallinckrodt Chemical,
 Chesterfield, MO 63017            Inc. from 1992 to 1995.
Bruce K. Crockett................  Vice President, Human Resources, Mallinckrodt Inc.
                                   since 1995. Prior thereto, Vice President, Organization
                                   and Development, Eastern Enterprises from 1990 to 1995.
J. Eugene Fox, Ph.D..............  Vice President, Science and Technology, Mallinckrodt
                                   Inc. since 1995. Prior thereto, Senior Vice President,
                                   Mallinckrodt Medical, Inc. from 1992 to 1995.
Roger A. Keller..................  Vice President, Secretary and General Counsel,
                                   Mallinckrodt Inc. since 1993. Prior thereto, Senior
                                   Vice President and General Counsel, Mallinckrodt
                                   Medical, Inc. from 1992 to 1993. Prior thereto, Vice
                                   President and General Counsel, Mallinckrodt Medical,
                                   Inc. from 1989 to 1992.

Terry D. Meier...................  Vice President and Controller, Mallinckrodt Inc. since
                                   1996. Prior thereto, Senior Vice President, Finance and
                                   Administration, Mallinckrodt Chemical, Inc. from 1991
                                   to 1996.
Michael K. Milosovich............  Vice President, Mallinckrodt Inc. and President,
 Mallinckrodt Inc.                 Pharmaceutical Chemicals Division, Mallinckrodt Inc.
 16305 Swingley Ridge Drive        since 1995. Prior thereto, Vice President, Mallinckrodt
 Chesterfield, MO 63017            Chemical, Inc. from 1992 to 1995.
David Morra......................  Vice President, Mallinckrodt Inc. and President,
 Mallinckrodt Inc.                 Nuclear Medicine Division, since 1995. Prior thereto,
 675 McDonnell Boulevard           President, Nuclear Medicine Division, Mallinckrodt Inc.
 St. Louis, MO 63042               since 1995. Prior thereto, Senior Vice President,
                                   Mallinckrodt Veterinary, Inc., 1995. Prior thereto,
                                   Group Vice President, Mallinckrodt Veterinary, Inc.
                                   from 1994 to 1995. Prior thereto, Vice President and
                                   General Manager, Mallinckrodt Medical, Inc. from 1991
                                   to 1994.
Daniel B. Mulholland.............  Vice President, Mallinckrodt Inc. and President,
 Mallinckrodt Baker Inc.           Mallinckrodt Baker since 1996. Prior thereto, President
 222 Red School Lane               and General Manager, Mallinckrodt Baker from 1995 to
 Phillipsburg, NJ 08865            1996. Prior thereto, President, J.T. Baker from 1992 to
                                   1995.
Adeoye Y. Olukotun...............  Vice President, Mallinckrodt Inc. since 1996. Prior
 Mallinckrodt Inc.                 thereto, Vice President, Bristol-Myers Squibb Co. from
 675 McDonnell Boulevard           1991 to 1996.
 St. Louis, MO 63042
Michael A. Rocca.................  Senior Vice President and Chief Financial Officer,
                                   Mallinckrodt Inc. since 1994. Prior thereto, Corporate
                                   Vice President and Treasurer of Honeywell Inc. from
                                   1992 to 1994. Prior thereto, Vice President, Finance,
                                   Honeywell Europe from 1990 to 1992.
William B. Stone.................  Vice President, Information Technology, Mallinckrodt
 Mallinckrodt Inc.                 Inc. since 1996. Prior thereto, Vice President and
 16305 Swingley Ridge Drive        Controller, Mallinckrodt Inc. from 1990 to 1996.
 St. Louis, MO 63017
Thomas R. Trotter................  Vice President, Mallinckrodt Inc. and President,
 Mallinckrodt Inc.                 Critical Care Division, Mallinckrodt Inc. since 1995.
 675 McDonnell Boulevard           Prior thereto, Senior Vice President, Mallinckrodt
 St. Louis, MO 63042               Medical, Inc. from 1994 to 1995. Prior thereto, Group
                                   Vice President, Mallinckrodt Medical, Inc. from 1992 to
                                   1994.
Daniel E. Woods, Jr..............  Vice President, Mallinckrodt Inc. and Vice President,
 Mallinckrodt Inc.                 Mallinckrodt Catalysts and Chemical Additives,
 16305 Swingley Ridge Drive        Mallinckrodt Inc. since 1996. Prior thereto, President,
 Chesterfield, MO 63017            Industrial Specialties Division, Mallinckrodt Inc.
                                   since 1995. Prior thereto, Group Vice President,
                                   Mallinckrodt Chemical, Inc., Mallinckrodt Inc. from
                                   1991 to 1995.

                                THE MERGER SUB

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
    NAME AND BUSINESS ADDRESS             POSITIONS HELD DURING THE PAST FIVE YEARS
    -------------------------      -------------------------------------------------------
C. Ray Holman....................  Director since 1997. Chairman and Chief Executive
                                   Officer since 1997. Chairman and Chief Executive
                                   Officer, Mallinckrodt Inc. Chairman, Mallinckrodt Inc.
                                   since 1994. Chief Executive Officer, Mallinckrodt Inc.
                                   since 1992. President, Mallinckrodt Inc. from 1992 to
                                   1995.
Michael A. Rocca.................  Director since 1997. Senior Vice President and Chief
                                   Financial Officer since 1997. Senior Vice President and
                                   Chief Financial Officer, Mallinckrodt Inc. since 1994.
                                   Prior thereto, Corporate Vice President and Treasurer
                                   of Honey Well Inc. from 1992 to 1994. Prior thereto,
                                   Vice President, Finance, Honeywell Europe from 1990 to
                                   1992.
Roger A. Keller..................  Director since 1997. Vice President, Secretary and
                                   General Counsel since 1997. Vice President, Secretary
                                   and General Counsel, Mallinckrodt Inc. since 1993.
                                   Prior thereto, Senior Vice President and General
                                   Counsel, Mallinckrodt Medical, Inc. from 1992 to 1993.
                                   Prior thereto, Vice President and General Counsel,
                                   Mallinckrodt Medical, Inc. from 1989 to 1992.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


         By Mail:            By Overnight Courier:            By Hand:
Reorganization Department  Reorganization Department  Reorganization Department
     P.O. Box 3305          85 Challenger Road, Mail         120 Broadway
   South Hackensack, NJ            Drop-Reorg                 13th Floor
          07606            Ridgefield Park, NJ 07660      New York, NY 10271


          By Facsimile Transmission (For Eligible Institutions Only):
                                (201) 329-8936

                Confirm Receipt of Facsimile by Telephone Only:
                                (201) 296-4860

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                   & COMPANY, INC.
                                   ---------------

                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                    The Dealer Managers for the Offer are:

                             GOLDMAN, SACHS & CO.
                                85 Broad Street
                              New York, NY 10004
                          (800) 323-5678 (Toll Free)